EXHIBIT 99.2

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors
Talecris Biotherapeutics Holdings Corp.
P.O. Box 110526
4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park, North Carolina 27709

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 6, 2010, to the Board of Directors of Talecris Biotherapeutics Holdings Corp. (“Talecris”) as Annex B to, and to the reference thereto under the captions “SUMMARY — Opinion of Citigroup Global Markets Inc.” and “THE TRANSACTION — Opinion of Citigroup Global Markets Inc.” in, the joint proxy statement/prospectus relating to the proposed transaction involving Talecris and Grifols, S.A. (“Grifols”), which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Grifols. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/  Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

August 9, 2010